EXHIBIT 99.1

LHC Group Signs Definitive Agreement to Acquire Feliciana Home Health

LAFAYETTE, La., Oct. 15, 2009 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), one of the largest providers of home health services in the United States, announced today that it has signed a definitive agreement to acquire the assets of Feliciana Home Health, a leading provider of home nursing services to patients in Baton Rouge and the surrounding area. Net revenue for Feliciana Home Health during the most recent 12 months was approximately $12 million. This acquisition, which is anticipated to close on November 1, 2009, is not expected to add materially to LHC Group's earnings in 2009.

Keith G. Myers, President and Chief Executive Officer of LHC Group, said, "It is with great pleasure that I welcome Feliciana Home Health into our growing LHC Group family. Feliciana Home Health is considered by the medical community in the greater Baton Rouge area to be one of the highest quality providers of home nursing services. We believe Feliciana Home Health complements our existing operations in the Baton Rouge area and will serve as a catalyst for us to significantly expand our market presence in the most rapidly growing territory by population in the State of Louisiana. For those patients, family members and providers who have entrusted your care or the care of your family members or patients to Feliciana Home Health, please know that Feliciana Home Health will continue to operate under the same name and with the same employees and management following the transaction. At LHC Group, we are committed to providing Feliciana Home Health with the resources necessary to expand, while maintaining our shared focus on quality patient care and employee satisfaction."

Martin Stott, majority shareholder and one of the founders of Feliciana Home Health, added, "It is clear to us that LHC Group is the right partner given our shared values and culture. In our 26 years in business, we have learned that the best way to succeed is through a constant focus on employee satisfaction and by making quality patient care our first priority. Because LHC Group shares these same values, we believe this partnership is the right choice for our patients and employees. LHC Group is committed to supporting Feliciana Home Health so that we can continue to bring the same high level of service to the communities we now serve while at the same time expanding our presence in our service area."

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is one of the largest providers of home health services in the United States, providing quality, cost-effective healthcare services to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  LHC Group, Inc.
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com